EXHIBIT 99.1

Perceptron Announces Third Quarter Fiscal 2018 Results

Record Sales, Backlog and Bookings Levels; Sales Over $20.0 million for Second Straight Quarter

PLYMOUTH, Mich., May 07, 2018 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced results for the third quarter of its 2018 fiscal year (quarterly period ended March 31, 2018).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2018	2017	Change	2018	2017	Change

Sales	$21.4	$16.3	$5.1	$61.1	$55.6	$5.5
Net Income (Loss)	1.0	(0.6)	1.6	2.9	(0.4)	3.3

Diluted Income (Loss) per Share	$0.11	$(0.06)	$0.17	$0.31	$(0.05)	$0.36

Third quarter fiscal 2018 results compared to third quarter fiscal 2017:

  Third quarter consolidated net sales were $21.4 million, an increase of 31.3% compared to the third fiscal quarter one year ago
  Consolidated gross profit was $7.9 million and gross margin was 36.9%, a 500 basis point improvement from the prior year quarter
  Third quarter reported and recurring operating income totaled $1.1 million, up significantly as compared to the reported operating loss of $0.5 million in the prior year quarter
  Net income for the third quarter of fiscal 2018 of $1.0 million was also up significantly compared to the net loss of $0.6 million in the prior year quarter
  Third quarter diluted earnings per share was $0.11 compared to a diluted loss per share of $0.06 in the third fiscal quarter one year ago
  Bookings hit an all-time record of $24.1 million; bookings have been at least $20 million for seven out of the last eight quarters
  Backlog increased 5.3% to $51.2 million, another all-time record for the Company
  Cash and short-term investments totaled $7.8 million at the period ending March 31, 2018

Year-to-date fiscal 2018 results compared to year-to-date fiscal 2017:

  Year-to-date consolidated net sales increased 9.9% to $61.1 million as compared to $55.6 million in the prior year-to-date period
  Year-to-date consolidated gross profit increased $3.8 million to $23.0 million
  Consolidated gross margin was 37.6%, an increase of 310 basis points
  Year-to-date reported operating income totaled $3.1 million and recurring operating income was $3.7 million, increases of 288% and 147%, respectively, when compared to the same period in the prior year
  Net income increased dramatically, growing by $3.3 million to $2.9 million for year-to-date fiscal 2018
  Year-to-date diluted earnings per share also improved significantly, achieving $0.31, as compared to a loss of $0.05 per share in the prior year-to-date period
  Bookings increased 2.1% to $67.3 million for year-to-date fiscal 2018

Fourth quarter and full year 2018 guidance:

  Revenue for the fourth quarter is expected to be in the range of $20.0 million to $23.0 million
  The Company reaffirms previous guidance of mid-single digit revenue growth for fiscal year 2018

David Watza, President and CEO, commented, “We are very pleased with the continued momentum this fiscal year, as we experienced strong sales growth and improved profitability in several key areas of the business.  Our elevated backlog levels, which grew faster than net sales this quarter, achieved a Company record.”

“Our strong results this quarter are a direct result of the unique solutions we provide our customers.  We remain well positioned this fiscal year with our year-to-date recurring operating income more than doubling, while we have also generated strong operating cash flows throughout the fiscal year,” added Watza.  “The strategic plan we put into place continues to drive strength in key customer demand metrics, as evidenced by the robust sales, profitability and backlog results for the quarter.”

“In addition to the Helix®evo product launched last quarter, we are very pleased with additional orders for our In-Line Robot Guidance Solutions during the third quarter,” continued Watza.  “We believe that these unique solutions, as well as the newer solutions we are launching, will enable us to expand our market share within the automotive industry.  Our strategy of continued investment in engineering capabilities has proven beneficial as we expand our technical advantages in hardware and software measurement technologies.  We remain confident that a relentless focus in our core markets will continue to provide sustainable and profitable long-term growth opportunities both within the automotive industry as well as other industries longer-term, as we continue to remove cost from our system and deliver more value to our customers.”

“Looking ahead to our fourth quarter of fiscal year 2018, we expect revenue in the range of $20.0 million to $23.0 million, and affirm our previous guidance of mid-single digit growth in our top line results for the full year fiscal 2018.  Our longer-term aspirations are for sustained high single-digit revenue growth and resulting double-digit earnings growth,” Watza concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2018	2017	Change	2018	2017	Change

Americas Sales	$8.1	$6.0	$2.1	$26.1	$20.3	$5.8
Europe Sales	10.1	6.5	3.6	24.3	24.2	0.1
Asia Sales	3.2	3.8	(0.6)	10.7	11.1	(0.4)
Total Net Sales	$21.4	$16.3	$5.1	$61.1	$55.6	$5.5

Gross Profit	$7.9	$5.2	$2.7	$23.0	$19.2	$3.8
Gross Profit as a percent of sales	36.9%	31.9%		37.6%	34.5%

Operating Income (Loss)	$1.1	$(0.5)	$1.6	$3.1	$0.8	$2.3
Operating Income (Loss) as a percent of sales	5.1%	(3.0%)		5.1%	1.4%

Net Income (Loss)	$1.0	$(0.6)	$1.6	$2.9	$(0.4)	$3.3
Diluted Income (Loss) per Share	$0.11	$(0.06)	$0.17	$0.31	$(0.05)	$0.36

Recurring Operating Income (Loss)	$1.1	$(0.5)	$1.6	$3.7	$1.5	$2.2
Recurring Operating Income (Loss) as a percent of sales	5.1%	(3.0%)		6.1%	2.7%

Net sales for the third quarter of fiscal 2018 were the highest of any third quarter in company history, increasing $5.1 million, or 31.3%, versus the same quarter in the prior year, and reflecting increases in Europe and Americas regions.  The Europe region was up due to increases in In-Line and Near-Line Measurement Solutions, Off-Line Measurement Solutions and Value-Added Services.  The year-over-year improvement in the Americas region was primarily due to increases in In-Line and Near-Line Measurement Solutions and Value-Added Services, partially offset by decreased sales of 3D Scanning Solutions and a small decline in Off-Line Measurement Solutions.  The decline in the Asia region was primarily due to decreases in the In-Line and Near-Line Measurement Solutions as well as the 3D Scanning Solutions, partially offset by an increase in sales of Off-Line Measurement Solutions.

In the third quarter of fiscal 2018, gross profit as a percentage of sales improved by 500 basis points compared to the prior year period, primarily due to the higher volume of sales, the mix of the Company’s revenue and the timing of certain expenses in cost of goods sold under applicable accounting rules.

During the third quarter of fiscal 2018, SG&A, Engineering and R&D expenses were up $1.1 million, primarily as a result of strategic investments in several engineering, research and development initiatives, increased employee-related costs, including a higher bonus accrual due to improved financial results and increased usage of outside contractors, as well as increased allowance for doubtful accounts reserve, partially offset by lower finance and bank fees.

	Three Months Ended March 31,			Nine Months Ended March 31,
BOOKINGS (in millions)	2018	2017	Change	2018	2017	Change

Geographic Region
Americas	$10.3	$11.3	$(1.0)	$26.8	$30.6	$(3.8)
Europe	9.4	7.0	2.4	26.8	21.8	5.0
Asia	4.4	4.9	(0.5)	13.7	13.5	0.2
Total Bookings	$24.1	$23.2	$0.9	$67.3	$65.9	$1.4

BACKLOG (in millions)	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017

Geographic Region
Americas	$20.2	$18.0	$21.1	$19.5	$20.9
Europe	18.9	19.6	18.0	16.4	16.7
Asia	12.1	10.9	9.8	9.1	11.0
Total Backlog	$51.2	$48.5	$48.9	$45.0	$48.6

Third quarter bookings reached an all-time record of $24.1 million. The increase in booking activity is primarily due to increases in Off-Line Measurement Solutions and Value Added Services, partially offset by decreases in In-Line and Near-Line Measurement Solutions and 3D Scanning Solutions.  The increased booking activity in Europe was driven by increases in Off-Line Measurement Solutions, In-Line and Near-Line Measurement Solutions and 3D Scanning Solutions.

Bookings in the third quarter of fiscal 2018 exceeded revenue by $2.7 million, which resulted in an increase in backlog to $51.2 million at March 31, 2018.  This is the highest backlog level in the Company’s history. As the levels of bookings and backlog typically fluctuate from quarter to quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

Cash and short-term investment balance was $7.8 million at March 31, 2018, down from $9.0 million at December 31, 2017 and up from $5.1 million at March 31, 2017.  At March 31, 2018, bank debt outstanding totaled $1.5 million, down slightly from an outstanding balance of $1.6 million at December 31, 2017, and up from $0.8 million at March 31, 2017.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its third quarter fiscal year 2018 investor conference call/webcast, chaired by David L. Watza, President and CEO, on Tuesday, May 8, 2018, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10118897

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2018 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products, and our ability to fund our fiscal year 2018 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2017 and of our Quarterly Reports on Form 10-Q.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Net Sales	$21,397	$16,325	$61,099	$55,596
Cost of Sales	13,475	11,135	38,120	36,388
Gross Profit	7,922	5,190	22,979	19,208
Operating Expenses
Selling, General and Administrative Expense	4,700	4,039	13,621	12,795
Engineering, Research and Development Expense	2,132	1,650	5,662	4,917
Severance, Impairment and Other Charges	(3)	3	603	720
Operating Income (Loss)	1,093	(502)	3,093	776
Other Income and (Expenses), net
Interest Expense, net	(53)	(94)	(137)	(212)
Foreign Currency and Other, net	87	122	33	(198)
Income (Loss) Before Income Taxes	1,127	(474)	2,989	366
Income Tax Expense	(107)	(124)	(45)	(795)

Net Income (Loss)	$1,020	$(598)	$2,944	$(429)

Income (Loss) Per Common Share
Basic	$0.11	($0.06)	$0.31	($0.05)
Diluted	$0.11	($0.06)	$0.31	($0.05)

Weighted Average Common Shares Outstanding
Basic	9,539	9,400	9,468	9,384
Diluted	9,691	9,400	9,542	9,384

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	March 31,	June 30,
	2018	2017
	(Unaudited)
Cash and Cash Equivalents	$5,365	$3,704
Short-Term Investments	2,437	1,572
Receivables, net	29,823	31,943
Inventories, net	15,224	11,466
Other Current Assets	1,604	1,953
Total Current Assets	54,453	50,638

Property and Equipment, net	6,726	7,377
Goodwill and Other Intangible Assets, net	12,693	11,866
Long-Term Deferred Income Tax Asset	853	9
Long-Term Investments	725	725
Total Non-Current Assets	20,997	19,977

Total Assets	$75,450	$70,615

Line of Credit and Short-Term Notes Payable	$1,747	$1,705
Accounts Payable	7,641	8,280
Deferred Revenue	8,312	8,485
Restructuring and Other Charges Reserve	926	1,113
Other Current Liabilities	7,726	8,572
Total Current Liabilities	26,352	28,155

Long-Term Taxes Payable	608	969
Long-Term Deferred Income Tax Liability	1,530	871
Other Long-Term Liabilities	649	785
Total Long-Term Liabilities	2,787	2,625

Total Liabilities	29,139	30,780

Shareholders' Equity	46,311	39,835
Total Liabilities and Shareholders' Equity	$75,450	$70,615

Non-GAAP Financial Measures

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income” and “Recurring Net Income”.  These are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of each non-GAAP measure to Operating Income and Net Income, respectively.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Operating Income (Loss), as reported	$1,093	$(502)	$3,093	$776

Severance, Impairment and Other Charges	(3)	3	603	720

Excluding special items,
Operating Income (Loss) would have been	$1,090	$(499)	$3,696	$1,496

Net Income (Loss), as reported	$1,020	$(598)	$2,944	$(429)

Valuation Allowance on DTA	-	-	-	511

Excluding special items,
Net Income (Loss) would have been	$1,020	$(598)	$2,944	$82

Income (Loss) Per Common Share -
Diluted, as reported	$0.11	$(0.06)	$0.31	$(0.05)

Diluted Income Per Share due to Valuation
Allowance on DTA	$-	$-	$-	$0.06

Excluding special items, Diluted Income
per Share would have been	$0.11	$(0.06)	$0.31	$0.01

Diluted Weighted Average Common Shares
Outstanding, as reported	9,691	9,400	9,542	9,384

Contact:
Investor Relations
investors@perceptron.com